Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contacts:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN COMPLETES $125 MILLION PUBLIC OFFERING OF COMMON STOCK
Denver, Colorado, September 21, 2005 — Myogen, Inc. (Nasdaq: MYOG) today announced the completion of its previously announced underwritten public offering of 4,675,082 shares of newly issued common stock and the exercise by the underwriters of their over-allotment option to purchase an additional 701,262 shares of common stock, all at $23.25 per share before underwriting discounts and commissions.
The Company intends to use the net proceeds of approximately $116.4 million from the financing to continue the development of its product candidates and research program, including the acceleration and expansion of the Company’s darusentan clinical development program, to prepare for the potential commercial launch of ambrisentan and darusentan and to fund working capital and for other general corporate purposes.
Goldman, Sachs & Co. acted as the sole book-running manager of the offering. CIBC World Markets Corp., First Albany Capital Inc. and Lazard Capital Markets LLC acted as co-managers of the offering.
These shares were issued pursuant to a shelf registration statement filed with the Securities and Exchange Commission (SEC) on June 3, 2005 and declared effective on July 8, 2005. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Printed copies of the prospectus supplement and base prospectus relating to the offering may be obtained from Goldman, Sachs & Co. (Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Phone: 212-902-1000). A prospectus supplement relating to the offering has been filed with the SEC, and is available along with the base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.
About Myogen
Myogen has two product candidates in late-stage clinical development: ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant systolic hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit the company’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the development of the Company’s product candidates. Actual results could differ

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materially from those projected and the company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
Among other things, the projected completion of any of the Company’s clinical trials and the dissemination of the results of the clinical trials may be affected by difficulties or delays, including difficulties or delays in patient enrollment, patient treatment, data collection or data analysis. In addition, the Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its current products, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. If the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. Even if the Company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the Company may face post-approval problems that require the withdrawal of its product from the market. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004, Myogen’s periodic reports on Form 10-Q and the Prospectus Supplement related to the offering filed with the SEC on September 16, 2005. It is Myogen’s policy to only update or confirm its public guidance by issuing a press release or filing a periodic or current report or other publicly accessible document with the SEC. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
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